Exhibit 99.1

(INTEGRYS ENERGY GROUP, INC. NEWS RELEASE LETTERHEAD)

For Immediate Release
May 7, 2008

Contact:	Steven P. Eschbach, CFA Vice President – Investor Relations Integrys Energy Group, Inc. (312) 228-5408

Integrys Energy Group Reports
2008 First Quarter Financial Results

Chicago, May 7, 2008 – Integrys Energy Group, Inc. (NYSE:  TEG), today reported income from continuing operations of $136.6 million ($1.77 diluted earnings per share from continuing operations) for the quarter ended March 31, 2008, compared with income from continuing operations of $117.2 million ($2.01 diluted earnings per share from continuing operations) for the quarter ended March 31, 2007.

Additional details regarding Integrys Energy Group's financial results for the quarter ended March 31, 2008 are as follows:

Integrys Energy Group's Results (Millions, except share amounts)	2008	2007	Change

Income from continuing operations	$136.6	$117.2	16.6%
Basic earnings per share from continuing operations	$1.77	$2.02	(12.4%)
Diluted earnings per share from continuing operations	$1.77	$2.01	(11.9%)

Income available for common shareholders	$135.8	$139.4	(2.6%)
Basic earnings per share	$1.77	$2.42	(26.9%)
Diluted earnings per share	$1.77	$2.41	(26.6%)

Average shares of common stock
Basic	76.6	57.5	33.2%
Diluted	76.8	57.8	32.9%

Integrys Energy Group recognized income available for common shareholders of $135.8 million ($1.77 diluted earnings per share) for the quarter ended March 31, 2008, compared with income available for common shareholders of $139.4 million ($2.41 diluted earnings per share) for the quarter ended March 31, 2007.

Significant factors impacting the change in earnings and earnings per share were as follows:

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

•
For the quarter ended March 31, 2008, diluted earnings per share were impacted by a 19.0 million share (32.9%) increase in the weighted average number of outstanding shares of Integrys Energy Group common stock compared with the same quarter in 2007.  Integrys Energy Group issued 31.9 million shares of common stock on February 21, 2007, in conjunction with the Peoples Energy merger.  Accordingly, these shares were considered outstanding for purposes of computing diluted earnings per share for the entire first quarter of 2008, but were only considered outstanding for that portion of the 2007 first quarter subsequent to the Peoples Energy merger.   Additional shares were also issued under the Integrys Energy Group Stock Investment Plan and certain stock-based employee benefit plans.

•
Regulated natural gas utility segment earnings increased $40.4 million (114.8%), from earnings of $35.2 million during the first quarter of 2007, to earnings of $75.6 million for the same quarter in 2008.  Higher earnings at the regulated natural gas utility were primarily due to the following:

-
Natural gas utility earnings at The Peoples Gas Light and Coke Company increased $30.3 million, from earnings of $5.3 million for the quarter ended March 31, 2007, to earnings of $35.6 million for the quarter ended March 31, 2008.  In addition, natural gas utility earnings at North Shore Gas Company increased $3.5 million, from earnings of $2.1 million for the quarter ended March 31, 2007, to earnings of $5.6 million for the quarter ended March 31, 2008.  The increase in earnings at both of these natural gas utilities was driven by the fact that they were not acquired until February 21, 2007.  Therefore, their operations for the entire first quarter 2008 heating season were included in first quarter 2008 natural gas utility earnings, however, only operations from the acquisition date through March 31, 2007, were included in first quarter 2007 natural gas utility earnings.  Due to the seasonal nature of natural gas utilities, earnings are generally derived during the heating season (first and fourth quarters).  It is important to note that after-tax earnings for Peoples Gas were also positively impacted by a 2008 annual rate increase of $71.2 million, which was effective February 14, 2008.  Both Peoples Gas and North Shore Gas also experienced colder than normal weather conditions in the first quarter of 2008, which had an approximate $5 million positive after-tax impact on earnings.

-
Natural gas utility earnings at Wisconsin Public Service increased $6.1 million, from earnings of $15.9 million for the first quarter of 2007, to earnings of $22.0 million for the same quarter in 2008, driven by a higher quarter-over-quarter margin.  Wisconsin Public Service's natural gas margin increased $6.4 million ($3.8 million after-tax).  Natural gas throughput volumes were up 9.7% quarter-over-quarter, primarily related to colder weather during the first quarter 2008 heating season.  Heating degree days at Wisconsin Public Service increased 11.3% during the first quarter 2008, compared with the same quarter in 2007. The colder quarter-over-quarter weather conditions contributed $4.3 million ($2.6 million after-tax) to the increase in Wisconsin Public Service's natural gas utility segment earnings.  Also contributing positively to quarter-over-quarter natural gas utility earnings, Wisconsin Public Service had the full benefit of the 2007 retail natural gas rate increase for its natural gas customers in Wisconsin, which was effective January 12, 2007.

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

•
Regulated electric utility segment earnings decreased $9.7 million (58.8%), from earnings of $16.5 million for the quarter ended March 31, 2007, to earnings of $6.8 million for the same quarter in 2008.  The quarter-over-quarter change in earnings at the regulated electric segment was driven by a $15.0 million ($9.0 million after-tax) decrease in operating income at Wisconsin Public Service's electric utility, resulting primarily from the following:

-
Fuel and purchased power costs at Wisconsin Public Service were approximately $19 million ($11.4 million after-tax) higher than what was recovered in rates during the quarter ended March 31, 2008, compared with fuel and purchased power costs that were approximately $3 million ($1.8 million after-tax) less than what was recovered in rates during the same period in 2007, which drove a $13.2 million after-tax decrease in earnings quarter-over-quarter.  In the first quarter of 2008, these higher than anticipated costs were driven by the delayed in-service date of the Weston 4 power plant, increased coal and coal transportation costs, and higher natural gas costs.  The Weston 4 power plant was deemed in service for accounting purposes in April 2008.  As a result of the higher than anticipated energy costs in 2008, the Public Service Commission of Wisconsin approved a rate increase effective March 22, 2008, subject to refund, which should allow Wisconsin Public Service to recover the majority of these unrecovered fuel costs over the remaining three quarters of 2008.  Because Wisconsin's fuel rules allow for prospective recovery only, beginning with the effective date of the new rate order, it is anticipated that approximately $4 million of the $19 million of first quarter 2008 higher fuel and purchased power costs will not be recovered.

-
Partially offsetting the higher than anticipated fuel and purchased power costs, electric maintenance expenses decreased $4.2 million ($2.5 million after-tax), driven primarily by significant planned outages in the first quarter of 2007 at the Weston 2 power plant and the De Pere Energy Center.

-
A 6.2% increase in electric sales volumes also positively impacted quarter-over-quarter electric utility earnings.  The increase in electric sales volumes was driven by a colder 2008 first quarter, as evidenced by an 11.3% increase in heating degree days compared with the same quarter in 2007.  A portion of Wisconsin Public Service's electric load is heating related.  The colder weather conditions experienced during the first quarter 2008 heating season had an approximate $1.2 million after-tax positive quarter-over-quarter impact on Wisconsin Public Service's electric utility earnings.

•
Integrys Energy Services' income from continuing operations decreased $13.3 million (20.5%), from $64.9 million for the quarter ended March 31, 2007, to $51.6 million for the same quarter in 2008, driven by the following:

-
Integrys Energy Services' natural gas margin decreased $33.1 million ($19.9 million after-tax), driven by a $37.1 million ($22.3 million after-tax) increase in mark-to-market losses, partially offset by a $4.0 million ($2.4 million after-tax) increase in realized gains.

		-	Mark-to-market losses increased from $1.9 million ($1.1 million after-tax) for the first quarter of 2007, to $39.0 million ($23.4 million after-tax) for the first quarter of 2008.

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

Period-by-period variability in the margin contributed by Integrys Energy Services' retail and wholesale natural gas operations primarily related to changes in the fair market value of basis swaps utilized to mitigate market price risk associated with natural gas transportation contracts and certain natural gas sales contracts, as well as contracts utilized to mitigate market price risk related to certain natural gas storage contracts.   Earnings volatility results from the application of derivative accounting rules to the basis and other swaps (requiring that these derivative instruments be marked-to-market), without a corresponding mark-to-market offset related to the physical natural gas transportation contracts, the natural gas sales contracts, or the natural gas storage contracts (as these contracts are not considered derivative instruments).  Therefore, no gain or loss is recognized on the transportation contracts, customer sales contracts, or natural gas storage contracts until physical settlement of these contracts occurs.

-
Realized natural gas margins increased from $38.7 million ($23.2 million after-tax) for the first quarter of 2007, to $42.7 million ($25.6 million after-tax) for the first quarter of 2008, driven by an increase in the quarter-over-quarter margin contributed by the nonregulated retail and wholesale natural gas marketing operations of Peoples Energy, as these operations were included in Integrys Energy Services' results for the entire first quarter of 2008, but only for a portion of the 2007 first quarter.

-
Integrys Energy Services recognized $19.0 million of after-tax income from continuing operations from its investment in a synthetic fuel production facility in the first quarter of 2007, which included Section 29/45K federal tax credits generated and mark-to-market gains on options utilized to protect the value of these tax credits, partially offset by operating losses generated from production of the synthetic fuel.  Section 29/45K of the Internal Revenue Code, which provided for federal tax credits from the production and sale of synthetic fuel, expired effective December 31, 2007, driving an approximate $19 million after-tax decrease in Integrys Energy Services' income from continuing operations in the first quarter of 2008, compared with the first quarter of 2007.

-
Integrys Energy Services' income from continuing operations was also negatively impacted by an $8.6 million ($5.2 million after-tax) increase in operating and maintenance expenses during the first quarter of 2008, compared with the first quarter of 2007.  Higher operating and maintenance expenses were driven by higher payroll, benefit costs, and consulting fees related to continued business expansion activities at Integrys Energy Services, the most significant of which related to the acquisition of the nonregulated operations of Peoples Energy on February 21, 2007.

-
Partially offsetting the decreases above, Integrys Energy Services recognized a combined $56.2 million ($33.7 million after-tax) increase in retail and wholesale electric margins, related primarily to the following:

-
Integrys Energy Services recognized $99.0 million ($59.4 million after-tax) of mark-to-market gains on derivative contracts in the first quarter of 2008, compared with $57.2 million ($34.3 million after-tax) of mark-to-market gains during the same period in 2007.  Period-by-period variability in the margin contributed by Integrys

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

Energy Services' retail and wholesale electric operations is expected due to differences in the timing of gains and losses recognized on derivative and non-derivative contracts, as required by generally accepted accounting principles, which will ultimately reverse as the related non-derivative contracts settle.

-
Realized retail electric margins increased by $19.1 million ($11.5 million after-tax), from a $1.8 million ($1.1 million after-tax) negative margin in the first quarter of 2007, to a $17.3 million ($10.4 million after-tax) positive margin in the first quarter of 2008, driven by the addition of new customers in Illinois as a result of the Peoples Energy merger in February 2007, and the addition of customers as a result of certain Illinois regulatory provisions expiring in 2006 that effectively opened up market opportunities to nonregulated energy suppliers in Illinois in the first quarter of 2007. Growth in New England, due to an increased sales focus in this area, also positively impacted realized retail electric margins.

•
Financial results at the Holding Company and Other segment improved $1.8 million, from breakeven during the quarter ended March 31, 2007, to earnings of $1.8 million for the quarter ended March 31, 2008.  The increase was driven by a $3.6 million ($2.2 million after-tax) decrease in interest expense as a result of the repayment of short-term debt with a portion of the proceeds received from the sale of our oil and natural gas production business, a $2.9 million ($1.7 million after-tax) increase in pre-tax earnings from Integrys Energy Group's approximate 34% ownership interest in American Transmission Company, LLC, a $1.3 million ($0.8 million after-tax) increase in interest income recognized related to the transmission facilities Wisconsin Public Service funded on American Transmission Company's behalf, and $1.1 million of after-tax earnings at Integrys Business Support, LLC in the first quarter of 2008, related to their allowed return on capital.  Operations at Integrys Business Support, our wholly owned service company, did not commence until January 1, 2008.  Partially offsetting these increases was a $7.8 million ($4.7 million after-tax) increase in operating and maintenance expenses compared with the first quarter of 2007 related to the reallocation of external costs to achieve merger synergies incurred from July 2006 through March 2007.  This increase was primarily because in March 2007 all external costs to achieve were reallocated from the Holding Company and Other segment (where they were initially recorded) to the other reportable segments, which will ultimately be the beneficiaries of the synergy savings resulting from the costs to achieve.  This had the impact of lowering operating expenses at the Holding Company and Other segment in the first quarter of 2007.

•
Integrys Energy Group recognized income from discontinued operations of $23.0 million in 2007 and had no discontinued operations in the first quarter of 2008.  In the first quarter of 2007, Integrys Energy Services recognized a $14.8 million after-tax gain on the sale of WPS Niagara Generation, LLC, a merchant generation facility that sold power on a wholesale basis. Also, in connection with the February 21, 2007, Peoples Energy merger, Integrys Energy Group announced its intent to divest of its oil and natural gas production business.  This segment was sold in the third quarter of 2007.  During the quarter ended March 31, 2007, the oil and natural gas production business recognized earnings of $8.2 million as a component of discontinued operations.

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

EARNINGS FORECAST

Integrys Energy Group continues to manage its portfolio of businesses to achieve long-term growth in its utility and nonregulated operations, while maintaining an emphasis on regulated growth.  The company’s emphasis on regulated growth has been demonstrated by the Peoples Energy merger in 2007, ongoing expansion of its generation fleet, and the acquisition of retail natural gas distribution operations in Michigan and Minnesota during 2006.  The company utilizes financial tools commonly used in the industry to help mitigate risk for the benefit of both shareholders and customers.  Also, the company’s asset management strategy continues to deliver shareholder return from certain asset transactions.  The company’s long-term diluted earnings per share growth rate target remains at 6% to 8% on an average annualized basis (using 2008 as the basis for this growth), with fluctuations in any given year that may be above or below that target range.

The company anticipates generating earnings per diluted share in 2008 in the range of $3.37 to $3.82.  For the remainder of 2008, this guidance assumes normal weather conditions, the availability of generation units, the anticipated merger impacts relating to transition costs and anticipated purchase accounting adjustments, anticipated merger synergy savings, and recently obtained rate relief for Peoples Gas and Wisconsin Public Service.  The diluted earnings per share guidance excludes the impact of mark-to-market volatility for all of 2008 (such mark-to-market volatility is expected to include about $20 million of mark-to-market after-tax losses for all of 2008 relating to contracts terminating in 2008 which had net mark-to-market after-tax gains recognized in 2007).

The projected guidance range for 2008 diluted earnings per share from continuing operations – adjusted is anticipated to be between $3.60 and $4.05.  Diluted earnings per share from continuing operations – adjusted guidance provides investors with additional insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  Please see the “Diluted Earnings per Share Information – Non-GAAP Financial Information” included at the end of this press release and also included with our supplemental data package on our Web site (to be available at approximately 6:00 a.m. CDT on May 8, 2008) for a reconciliation of diluted earnings per share from continuing operations to diluted earnings per share from continuing operations – adjusted.

CONFERENCE CALL

An earnings conference call is scheduled for 8 a.m. CDT on Thursday, May 8, 2008.  Executive management of Integrys Energy Group will discuss 2008 first quarter financial results and prospects for 2008.  To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time.  Callers will be required to supply EARNINGS as the passcode and MR. STEVEN ESCHBACH as the leader.  Callers will be placed on hold with music until the call begins.  A replay of the conference call will be available through August 5, 2008, by dialing 800-947-6332 (toll free).

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

Investors may also listen to the conference live on Integrys Energy Group’s corporate Web site at http://www.integrysgroup.com/investor/presentations.aspx.  An archive of the Webcast will be available on the company’s Web site at http://www.integrysgroup.com/investor/presentations.aspx.

In conjunction with this conference call, Integrys Energy Group will post on its Web site PowerPoint slides that will be referred to within the prepared remarks during the call.  The slides will be available at approximately 6:00 a.m. CDT on May 8.

FORWARD-LOOKING STATEMENTS

Financial results in this news release are unaudited.  This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,”  “believe,”  “estimate,” “expect,” “intend,” “plan,” “project,” and other similar words.  Although the company believes it has been prudent in its plans and assumptions, there can be no assurance that indicated results will be realized.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.  The company recommends that you consult any further disclosures it makes on related subjects in its 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions, which form the basis of forward-looking statements relevant to the company’s business.  These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

●	Unexpected costs and/or unexpected liabilities related to the Peoples Energy merger;
●	Integrys Energy Group may be unable to achieve the forecasted synergies in connection with the Peoples Energy merger or it may take longer or cost more than expected to achieve these synergies;
●	Resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting Integrys Energy Group’s regulated businesses;
●
The impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric and natural gas utility industries and possible future initiatives to address concerns about global climate change, changes in environmental, tax, and other laws and regulations to which Integrys Energy Group and its subsidiaries are subject, as well as changes in the application of existing laws and regulations;

●
Current and future litigation, regulatory investigations, proceedings or inquiries, including but not limited to, manufactured gas plant site cleanup and the contested case proceeding regarding the Weston 4 air permit;

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

●	Resolution of audits or other tax disputes with the Internal Revenue Service and various state, local, and Canadian revenue agencies;
●	The effects, extent, and timing of additional competition or regulation in the markets in which our subsidiaries operate;
●	Available sources and costs of fuels and purchased power;
●	Investment performance of employee benefit plan assets;
●	Advances in technology;
●	Effects of and changes in political and legal developments, as well as economic conditions and its impact on customer demand, in the United States and Canada;
●	Potential business strategies, including mergers, acquisitions, and construction or disposition of assets or businesses, which cannot be assured to be completed timely or within budgets;
●	The direct or indirect effects of terrorist incidents, natural disasters, or responses to such events;
●
The impacts of changing financial market conditions, credit ratings, and interest rates on our financing efforts, and the risks associated with changing commodity prices (particularly natural gas and electricity);

●	Weather and other natural phenomena, in particular the effect of weather on natural gas and electricity sales;
●	The effect of accounting pronouncements issued periodically by standard-setting bodies; and
●	Other factors discussed in the 2007 Annual Report on Form 10-K and in other reports filed by Integrys Energy Group from time to time with the United States Securities and Exchange Commission.

About Integrys Energy Group, Inc.

Integrys Energy Group, Inc. (NYSE: TEG), headquartered in Chicago, Illinois, is a holding company for energy related subsidiaries, which includes regulated utilities and nonregulated subsidiaries.

The six regulated utilities consist of:

●	The Peoples Gas Light and Coke Company, a natural gas utility serving approximately 830,000 customers in the City of Chicago.
●
Wisconsin Public Service Corporation, an electric and natural gas utility serving approximately 433,000 electric customers and 314,000 natural gas customers in northeastern Wisconsin and an adjacent portion of Michigan's Upper Peninsula.

●	Minnesota Energy Resources Corporation, a natural gas utility serving approximately 207,000 customers throughout Minnesota.
●	Michigan Gas Utilities Corporation, a natural gas utility serving approximately 165,000 customers in lower Michigan.
●	North Shore Gas Company, a natural gas utility serving approximately 158,000 customers in the northern suburbs of Chicago.
●	Upper Peninsula Power Company, an electric utility serving approximately 52,000 customers in Michigan's Upper Peninsula.

Integrys Energy Group Reports
2008 First Quarter Financial Results
May 7, 2008

The company’s principal nonregulated subsidiary is:

●
Integrys Energy Services, Inc., a diversified nonregulated energy supply and services company serving residential, commercial, industrial, and wholesale customers in developed competitive markets in the United States and Canada.

More information about Integrys Energy Group is available online at www.integrysgroup.com.

-- Unaudited Financial Statements to Follow --

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended
	March 31
(Millions, except per share data)	2008	2007

Nonregulated revenue	$2,412.3	$1,776.8
Utility revenue	1,576.9	969.8
Total revenues	3,989.2	2,746.6

Nonregulated cost of fuel, natural gas, and purchased power	2,284.5	1,663.7
Utility cost of fuel, natural gas, and purchased power	1,106.3	651.8
Operating and maintenance expense	286.6	186.7
Depreciation and amortization expense	51.2	40.2
Taxes other than income taxes	25.9	21.1
Operating income	234.7	183.1

Miscellaneous income	18.1	12.3
Interest expense	(37.9)	(36.4)
Minority interest	-	0.1
Other expense	(19.8)	(24.0)

Income before taxes	214.9	159.1
Provision for income taxes	78.3	41.9
Income from continuing operations	136.6	117.2

Discontinued operations, net of tax	-	23.0
Income before preferred stock dividends of subsidiary	136.6	140.2

Preferred stock dividends of subsidiary	0.8	0.8
Income available for common shareholders	$135.8	$139.4

Average shares of common stock
Basic	76.6	57.5
Diluted	76.8	57.8

Earnings per common share (basic)
Income from continuing operations	$1.77	$2.02
Discontinued operations, net of tax	-	$0.40
Earnings per common share (basic)	$1.77	$2.42

Earnings per common share (diluted)
Income from continuing operations	$1.77	$2.01
Discontinued operations, net of tax	-	$0.40
Earnings per common share (diluted)	$1.77	$2.41

Dividends per common share	$0.670	$0.583

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)	March 31	December 31
(Millions)	2008	2007

Assets
Cash and cash equivalents	$97.8	$41.2
Accounts receivable - net of reserves of $59.2 and $51.3, respectively	1,712.3	1,405.3
Accrued unbilled revenues	470.2	464.7
Inventories	494.7	663.4
Assets from risk management activities	1,811.7	840.7
Regulatory assets	123.6	141.7
Other current assets	111.5	169.3
Current assets	4,821.8	3,726.3

Property, plant, and equipment, net of accumulated depreciation of $2,616.1 and $2,602.2,
respectively	4,470.8	4,463.8
Regulatory assets	1,081.1	1,102.3
Assets from risk management activities	517.1	459.3
Goodwill	948.0	948.3
Pension assets	100.9	101.4
Other	439.2	433.0
Total assets	$12,378.9	$11,234.4

Liabilities and Shareholders' Equity
Short-term debt	$126.8	$468.2
Current portion of long-term debt	57.7	55.2
Accounts payable	1,602.5	1,331.8
Liabilities from risk management activities	1,687.1	813.5
Regulatory liabilities	93.2	77.9
Deferred income taxes	30.3	13.9
Temporary LIFO liquidation credit	267.9	-
Other current liabilities	380.9	487.7
Current liabilities	4,246.4	3,248.2

Long-term debt	2,263.4	2,265.1
Deferred income taxes	474.3	494.4
Deferred investment tax credits	38.0	38.3
Regulatory liabilities	306.2	292.4
Environmental remediation liabilities	707.1	705.6
Pension and postretirement benefit obligations	255.8	247.9
Liabilities from risk management activities	417.7	372.0
Asset retirement obligations	142.2	140.2
Other	158.3	143.4
Long-term liabilities	4,763.0	4,699.3

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	3,318.4	3,235.8
Total liabilities and shareholders' equity	$12,378.9	$11,234.4

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Three Months Ended
	March 31
(Millions)	2008	2007
Operating Activities
Income before preferred stock dividends of subsidiary	$136.6	$140.2
Adjustments to reconcile net income to net cash provided by operating activities
Discontinued operations, net of tax	-	(23.0)
Depreciation and amortization expense	51.2	40.2
Refund of non-qualified decommissioning trust	(0.2)	(13.6)
Recovery of MISO Day 2 expenses	7.4	1.7
Recoveries and refunds of other regulatory assets and liabilities	12.4	11.5
Amortization of nonregulated customer contract intangibles	5.1	6.7
Unrealized gains on nonregulated energy contracts	(59.0)	(54.6)
Pension and postretirement expense	14.1	16.1
Deferred income taxes and investment tax credit	1.4	8.1
Gains due to settlement of contracts pursuant to the merger with PEC	-	(4.0)
Loss on sale of propery, plant and equipment	2.1	0.1
Equity income, net of dividends	(2.9)	(0.2)
Other	37.4	9.3
Changes in working capital
Receivables, net	(299.7)	146.8
Inventories	210.7	104.4
Other current assets	17.8	39.0
Accounts payable	244.6	(142.2)
Temporary LIFO liquidation credit	267.9	177.4
Other current liabilities	(158.1)	(148.3)
Net cash provided by operating activities	488.8	315.6

Investing Activities
Capital expenditures	(68.9)	(57.6)
Purchase of equity investments and other acquisitions	(5.4)	(16.6)
Cash paid for transaction costs pursuant to the PEC merger	-	(5.4)
Acquisition of natural gas operations in Michigan and Minnesota	-	1.7
Restricted cash for repayment of long-term debt	-	22.0
Transmission interconnection	(16.7)	(13.6)
Other	0.1	0.8
Net cash used for investing activities	(90.9)	(68.7)

Financing Activities
Short-term debt, net	(341.4)	(232.1)
Gas loans, net	53.2	37.7
Repayment of long-term debt	-	(22.0)
Payment of dividends
Preferred stock	(0.8)	(0.8)
Common stock	(51.0)	(27.1)
Issuance of common stock	-	11.9
Other	(1.3)	1.1
Net cash used for financing activities	(341.3)	(231.3)

Change in cash and cash equivalents - continuing operations	56.6	15.6
Change in cash and cash equivalents - discontinued operations
Net cash provided by operating activities	-	10.3
Net cash provided by investing activities	-	8.2
Change in cash and cash equivalents	56.6	34.1
Cash and cash equivalents at beginning of period	41.2	23.2
Cash and cash equivalents at end of period	$97.8	$57.3

Diluted Earnings Per Share Information – Non-GAAP Financial Information

Non-GAAP Financial Information

Integrys Energy Group prepares financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  Along with this information, we disclose and discuss diluted earnings per share (EPS) from continuing operations - adjusted, which is a non-GAAP measure.  Management uses the measure in its internal performance reporting and for reports to the Board of Directors.  We disclose this measure in our quarterly earnings releases, on investor conference calls, and during investor conferences and related events.  Management believes that diluted EPS from continuing operations - adjusted is a useful measure for providing investors with additional insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  Therefore, this measure allows investors to better compare our financial results from period to period.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for our results of operations prepared and presented in conformance with GAAP.

Actual Quarter Ended March 31, 2008 and 2007

	Three Months Ended March 31
	2008	2007
Diluted EPS from continuing operations	$1.77	$2.01
Diluted EPS from discontinued operations	-	0.40
Total Diluted EPS	$1.77	$2.41
Average Shares of Common Stock - Diluted	76.8	57.8

Information on Special Items:
Diluted earnings per share from continuing operations, as adjusted for special items and their financial impact on diluted earnings per share from continuing operations for the three months ended March 31, 2008 and 2007 are as follows:

Diluted EPS from continuing operations	$1.77	$2.01

Adjustments (net of taxes):
Synfuel - realized and unrealized oil option gains/losses, tax credits, production costs, premium amortization, deferred gain recognition, and royalties	(0.01)	(0.33)
External transition costs related to MGUC and MERC acquisitions	-	0.01
Integrys Energy Services power contract in Maine liquidated in 2005	-	0.01
External transition costs related to Peoples Energy merger	0.03	0.01
Impacts of purchase accounting adjustments due to Peoples Energy merger	0.07	0.03
Diluted EPS from continuing operations – adjusted	$1.86	$1.74

Weather impact - regulated utilities (as compared to normal)
Electric impact – favorable/(unfavorable)	$0.01	$(0.01)
Gas impact – favorable/(unfavorable)	0.10	(0.06)
Total weather impact	$0.11	$(0.07)

Diluted Earnings Per Share Information – Non-GAAP Financial Information

Actual 2007 with 2008 Forecast		Potential 2008 Diluted EPS Ranges
	Actual 2007	Low Scenario	High Scenario
Diluted EPS from continuing operations	$2.48	$3.37	$3.82
Diluted EPS from discontinued operations	1.02	-	-
Total Diluted EPS	$3.50	$3.37	$3.82
Average Shares of Common Stock – Diluted	71.8	76.9	76.9

Information on Special Items:
Diluted earnings per share from continuing operations, as adjusted for special items and their financial impact on the actual 2007 diluted earnings per share from continuing operations and 2008 diluted earnings per share from continuing operations guidance are as follows:

Diluted EPS from continuing operations	$2.48	$3.37	$3.82

Adjustments (net of taxes):
Synfuel - realized and unrealized oil option gains/losses, tax credits, production costs, premium amortization, deferred gain recognition, and royalties	(0.24)	-	-
Gains on asset sales	(0.02)	-	-
Integrys Energy Services power contract in Maine liquidated in 2005	0.01	-	-
Impacts of purchase accounting adjustments due to Peoples Energy merger	0.14	0.09	0.09
External transition costs related to Peoples Energy merger	0.15	0.14	0.14
Diluted EPS from continuing operations – adjusted	$2.52	$3.60	$4.05

Weather impact - regulated utilities (as compared to normal)
Electric impact – favorable/(unfavorable)	$0.03	$0.01	$0.01
Gas impact – favorable/(unfavorable)	(0.16)	0.10	0.10
Total weather impact	$(0.13)	$0.11	$0.11